UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 10, 2006

SPESCOM SOFTWARE INC.

(Exact name of registrant as specified in its charter)

California	0-15935	95-3634089
(State or other jurisdiction	(Commission file number)	(I.R.S. Employer
of incorporation)		Identification Number)

10052 Mesa Ridge Court, Suite 100		92121
San Diego, California		(Zip Code)
(Address of principal executive offices)

Registrant’s telephone number, including area code:       (858) 625-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On March 10, 2006, Spescom Software Inc. (the “Company”) completed a private placement with M.A.G. Capital, LLC (“MAG”), Monarch Pointe Fund, Ltd. (“Monarch”) and Mercator Momentum Fund III, L.P. (“MMF”). Under the terms of the financing, the Company issued 2,450 shares of Series I Convertible Preferred Stock (“Series I Preferred Stock”) and warrants, expiring March 10, 2009, to purchase 925,926 shares of common stock at $0.27 per share. The Series I Preferred Stock is convertible into no fewer than 11,666,667 shares of common stock and into no more than 33,793,104 shares of common stock. The Company received aggregate consideration of $500,000 and 1,950 shares of the Company’s Series H Convertible Preferred Stock, which have been cancelled, for the Series I Preferred Stock and warrants issued in the private placement.

Under the terms of the Series I Preferred Stock, if the Company has not entered into a binding agreement to consummate a consolidation, merger, reclassification of the stock of the Company (subject to certain exceptions), or disposition of all or substantially all of the assets of the Company on or before April 30, 2006, the holders of Series I Preferred Stock may, by the vote not later than December 31, 2006 of at least two-thirds of the then-outstanding shares, elect to have all of the outstanding shares of Series I Preferred Stock redeemed by the Company. Upon such election, the Company would be obligated to redeem the Series I Preferred Stock at an amount equal to $1,000 per share plus all declared but unpaid dividends. In the event that the holders of Series I Preferred Stock exercise their redemption right but the Company does not have sufficient funds available to redeem the Series I Preferred Stock in accordance with applicable law, the holders of Series I Preferred Stock as a class will be entitled to elect the smallest number of directors of the Company constituting a majority of the authorized number of directors.

Prior to the consummation of the private placement discussed above, the Company had issued shares of its Series H Convertible Preferred Stock and its Series G Convertible Preferred Stock in private placements with MAG and Monarch in October 2005 and November 2004. As disclosed in the Company’s report on Form 8-K dated October 31, 2005, on October 25, 2005, the Company entered into a definitive agreement respecting a private placement with Monarch and MAG and, pursuant to that agreement, issued 1,950 shares of Series H Convertible Preferred Stock and warrants, expiring October 25, 2008, to purchase 925,926 shares of common stock at $0.27 per share. As disclosed in the Company’s report on Form 8-K dated November 12, 2004, the Company completed a private placement with Monarch and MAG (which at that time was named Mercator Advisory Group, LLC) on November 5, 2004, pursuant to which the Company issued 2,200 shares of Series G Convertible Preferred Stock and warrants, expiring November 5, 2007, to purchase 2,750,000 shares of common stock at $0.44 per share.

On March 16, 2006, the Company issued a press release regarding the equity financing transaction. The full text of the Company’s press release is attached hereto as Exhibit 99.1.

Item 3.02. Unregistered Sales of Equity Securities.

The private placement with Monarch, MMF and MAG was conducted without registration under the Securities Act of 1933, as amended, in reliance upon the exemptions provided by Securities Act Rules 505 and 506, and Section 4(2) of such Act. The Company believes that each of Monarch, MMF and MAG is an accredited investor, as defined in Securities Act Rule 501. See Item 1.01 above for further information regarding the terms of the private placement.

Each share of Series I Preferred Stock is convertible into a number of shares of common stock determined by dividing $1,000 by the conversion price per share in effect at the time of conversion. The conversion price per share is equal to 85% of the market price (the volume-weighted average price of the

Company’s common stock during the 5 immediately preceding trading days, subject to adjustment), provided that in no event shall the conversion price exceed a ceiling price of $0.21 per share, or be less than a floor price of $0.0725 per share. The conversion price is subject to adjustment in the case of any stock split, combination, capital reorganization, reclassification, consolidation or merger, and certain dividends. Subject to certain exceptions, the conversion price is also subject to weighted average anti-dilution adjustment in the case of an issuance of shares of common stock or securities exercisable for or convertible into common stock, at a per share price, exercise price or conversion price less than the conversion price then in effect.

The warrants issued in the private placement are exercisable at $0.27 per share, and have a term of exercise beginning on March 10, 2006 and expiring March 10, 2009. The number of shares issuable upon exercise and the per share exercise price of the warrants are subject to adjustment in the case of any stock dividend, stock split, combination, capital reorganization, reclassification, consolidation or merger.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On March 9, 2006, in connection with the transaction described in Items 1.01 and 3.02 above, the Company filed a Certificate of Determination of Series I Convertible Preferred Stock with the Secretary of State of the State of California, establishing the rights, preferences, privileges and restrictions of the Series I Preferred Stock.

The Certificate of Determination of Series I Convertible Preferred Stock in the form submitted for filing is attached hereto as Exhibit 3.1.

Item 9.01. Financial Statements and Exhibits.

(d)                                 Exhibits

Exhibit	Description

3.1	Certificate of Determination of Series I Convertible Preferred Stock
10.1	Subscription Agreement
10.2	Registration Rights Agreement
10.3	Warrant to Purchase Common Stock – M.A.G. Capital, LLC
10.4	Warrant to Purchase Common Stock – Monarch Pointe Fund, Ltd.
10.5	Warrant to Purchase Common Stock – Mercator Momentum Fund III, L.P.
99.1	Press release issued by Spescom Software Inc. on March 14, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:             March 16, 2006

SPESCOM SOFTWARE INC.

By:	/s/ John W. Low
John W. Low
Chief Financial Officer